EXHIBIT 11
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                             CODE OF BUSINESS ETHICS

                               SEABRIDGE GOLD INC.



                                   MARCH 2005


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                             CODE OF BUSINESS ETHICS

                                TABLE OF CONTENTS



                 Fundamental Principles                            3

                 Guidelines for Directors and Officers             4-5

                 Communications Policy                             6-7

                 Insider Trading Policy                            8

                 Appendix A: Material Information                  9-10


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                SEABRIDGE GOLD'S CODE OF BUSINESS ETHICS ("COBE")
                             FUNDAMENTAL PRINCIPLES


The following fundamental Principles of appropriate business conduct have been established for all personnel working for or representing the Company. They are applicable in all countries in which the company operates.


FUNDAMENTAL PRINCIPLES

A.   COMPLIANCE WITH LAWS

The Company will conduct its business in full compliance with all laws, regulations and other legal requirements applicable wherever the Company is carrying on business. No personnel shall directly or indirectly give, offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official in contravention of the Corruption of Foreign Public Officials Act.

B.   CONFLICT OF INTEREST

Personnel must ensure that no conflict exists between their personnel interest and those of the Company. Personnel should also avoid placing themselves in positions that may be perceived as conflicts.

C.   FISCAL INTEGRITY AND RESPONSIBILITY

While all personnel have a responsibility to protect the Company's assets, the Management of the Company are specifically responsible for establishing and maintaining appropriate internal controls to safeguard Company assets against loss from unauthorised or improper use or disposition.

D.   HEALTH, SAFETY AND ENVIRONMENT

The Company is committed to providing a safe and healthy working environment and protecting the public interest with standards and programs that meet or exceed industry standards and applicable government codes, standards and regulations in all jurisdictions in which it does business.

The Company's operations are to be conducted in a manner that protects the health and safety of our personnel and all people in the Communities where the Company operates.

E.   EMPLOYMENT PRACTICES

The Company is committed to a workplace environment where personnel are treated with dignity, fairness and respect. All personnel have the right to work in an atmosphere that provides equal employment opportunities and is free of discriminatory practices and illegal harassment.

F.   CONFIDENTIAL INFORMATION

In the course of employment, personnel may have access to information that is non-public, confidential, privileged, or of value to competitors of the Company or that may be damaging to the Company if improperly disclosed. Personnel may also have access to the confidential information of companies with which the Company does business.

Personnel must protect the confidentiality of information concerning the Company and its business activities as well as that of companies having business dealings with the Company. Personnel who leave the Company have an ongoing obligation to keep such information confidential.


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                    SEABRIDGE GOLD'S CODE OF BUSINESS ETHICS
                      GUIDELINES FOR DIRECTORS AND OFFICERS

Directors and Officers have a duty to manage or supervise the management of the business and affairs of the Company. In carrying out this duty the Company expects Directors and Officers to act honestly and in good faith with a view to the best interests of the Company. To this end the Board of Directors has committed itself to maintaining a high standard of Corporate Governance which incorporates as its basis, principles of good conduct and high ethical behaviour.

To discharge their duties, the Directors have adopted the following principles for business conduct and ethical behaviour.

COMPLIANCE WITH LAW

Directors and Officers shall conduct their business and affairs in full compliance with applicable laws, rules and regulations and shall encourage and promote such behaviours for themselves, Officers and employees.

CONFLICTS OF INTEREST

The Directors shall conduct their business and affairs in a manner that ensures their private or personal interests do not interfere or appear to interfere with the interests of the Company, including conflicts relative to personal, financial or other gain. Should conflicts arise, or be perceived to arise, Directors and Officers shall immediately make full disclosure in an appropriate manner to the Board of Directors.

FAIR DEALING

The Company adheres to a policy of Fair Dealing in all its undertakings. Directors and Officers shall endeavour to deal fairly with the Company's customers, suppliers, competitors and employees. Taking unfair advantage through manipulation, concealment, abuse or privilege, misrepresentation and other unfair dealing practices is unacceptable.

CONFIDENTIALITY

Directors and Officers shall maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or mandated by law or requirement of securities regulatory authorities or stock exchange. Confidential information shall not be used for personal gain.

PROTECTION AND PROPER USE OF COMMON ASSETS

Directors and Officers shall ensure that the Company's assets are protected and properly and efficiently used for legitimate business purposes.

CORPORATE OPPORTUNITIES

Directors owe duty to advance the Company's legitimate interests whenever an opportunity arises and are prohibited from:

a) Taking personal advantage of opportunities discovered through the use of corporate assets, property, information or their position;

b) Using or deploying corporate assets, property, information or their position for personal gain; and

c)   Competing with the Company.

PROVISION OF SERVICES

Directors may from time to time be asked to provide professional services to Company above and beyond their duties as Directors, relating to their areas of professional competence. In such cases, management shall: (a) define the services to be provided in writing, the competencies involved and the qualifications of the Director whose services may be engaged; (b) obtain at least two quotes for the provision of the required services by fully qualified, third party providers; (c) bring the proposed contract and competing bids before the Board of Directors for a discussion to be made without the participation of the conflicted Director.


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INCIDENT REPORTING

Directors and Officers are encouraged to promote ethical behaviour in all things they do and to ensure a healthy ethical workplace. The Company, through the principles and standards adhered to by Directors, encourages Officers and leaders to talk with employees about ethical behaviours and to provide guidance on their ethical concerns including advising employees on appropriate actions to be taken or behaviours to be followed. Violations of laws, rules, regulations or this Code of Business Conduct are to be reported to the Board of Directors.

The Directors, on behalf of the Company, will not allow any retaliation by Officers in respect of reports made in good faith by any employee.

WAIVERS

Directors and executive Officers whose conduct or actions have failed to meet or whose future conduct or actions may not meet the principles and standards set out in this Code of Business Conduct must report such failure or anticipated failure immediately to the Board of Directors. Such report shall contain a request for a waiver of such conduct and be filed with the Board of Directors for review. The Board of Directors shall examine the circumstances related to the failure or requested waiver for anticipated failure and make an appropriate determination. Any determination of the Board of Directors that noncompliance with the Code of Business Conduct has occurred or that, under the circumstances, a waiver be granted to a Director or officer shall be reported promptly to the shareholders by posting on the Company's website.

ANNUAL REVIEW

Annually, the Company expects each Director to review this Code of Business Ethics and to satisfy themselves that they have adhered to the stated principles and standards, or if they have failed to do so, to ensure such non-compliance has been reported to the Board of Directors. A status report on compliance with the Code will be included in the Company's Annual Information Circular.


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                    SEABRIDGE GOLD'S CODE OF BUSINESS ETHICS
                              COMMUNICATIONS POLICY


1.   PURPOSE OF THE COMMUNICATIONS POLICY

The purpose of the Company's Communications Policy is to ensure that the
Company:

(a) Controls the communications between the Company and its external stakeholders;

(b)  Complies with its continuous and timely disclosure obligations; and

(c)  Avoids selective disclosure of Company information.


2.   DISCLOSURE OF MATERIAL INFORMATION

2.1  DETERMINATION OF WHETHER INFORMATION IS MATERIAL

Information about the Company is considered to be material if it has a significant effect or would reasonably be expected to have a significant effect on the market price of the Company's securities./1/ The determination of whether information is material is subjective. The list of events set forth in Appendix A, although not exhaustive, should be considered in making the determination of whether information is material.

2.2  METHOD AND CONTENT OF DISCLOSURE OF MATERIAL INFORMATION

The Company shall disclose all material information to external stakeholders as soon as practicable after the event, giving rise to the material information, has occurred. All material information shall be disclosed via press release, using a news service approved by the Toronto Stock Exchange and the American Stock Exchange. The material information shall also be posted on the Company's website.

The press release shall include sufficient information to enable external stakeholders to understand the nature and timing of the event giving rise to the material information as well as to allow such stakeholders to make an informed assessment of the effect of the material information on the market price of the Company's securities.

2.3  RESPONSIBILITY FOR DISCLOSURE OF MATERIAL INFORMATION

The Chief Executive Officer (CEO") shall have responsibility for the disclosure of material information. This individual has responsibility for the disclosure of material information because, by virtue of his position within the Company:

(a)  He is completely familiar with the operations of the Company;

(b) He is continuously up-to-date on pending material developments within the Company; and

(c) He has sufficient understanding of the disclosure rules to enable him to determine whether information is material and hence requires disclosure.

     /1/ Section 423.6 of the Toronto Stock Exchange Company Manual.

In the event of an absence of the CEO, a director or officer designated by the CEO shall be responsible for the disclosure of material information.

The CEO is the only individual authorized to communicate with analysts, shareholders and other stakeholders regarding the material disclosed by the Company. By establishing this restriction, the Company ensures that:


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(a)  A consistent message is delivered to external stakeholders regarding
     Company matters;

(b) Only information authorized to be disclosed to external stakeholders is disclosed; and

(c)  Selective disclosure of material information is avoided.

In certain circumstances, the CEO may, on a case-by-case basis, delegate his responsibility for external communication to other suitably qualified individuals within the Company. However, without such explicit delegation, external communication is restricted to the CEO.

Where a news release contains information based on the Company's financial statements prior to the release of such statements, such news release should first be reviewed by the audit committee.


3.   SELECTIVE DISCLOSURE

Selective disclosure of the Company information is prohibited except where such disclosure is in the "necessary course of business".* It is for this reason that communications with external stakeholders are restricted to a limited number of individuals within the Company, as outlined in section 2.3 of this Policy.

     * See National Policy 51-201 Disclosure Standards.

In the event of inadvertent disclosure of material information to an external stakeholder, the Company shall, as soon as practicable after the disclosure, issue a press release to inform all external stakeholders of the material information.


4.   MAINTAINING CONFIDENTIALITY

The Company shall provide to all employees on-going education on the importance of maintaining the confidentiality of Company information and on the protocol to be followed in the event that they are asked (whether orally, in writing or electronically) by external stakeholders or others to comment on the Company's material or confidential information.

5.   ELECTRONIC COMMUNICATIONS

The CEO shall have responsibility for ensuring that the Company's financial and shareholder repots filed on the Company website are accurate and up-to-date and that they are maintained in a separate, easily accessed area of the website.

The Company shall not publish financial analyst reports on the Company website as to do so may create the impression that the Company endorses the contents of the reports. Access to such reports should be a link to the site where such reports have been published by their authors.

It is recommended that Directors, Officers and employees refrain from participating in discussions about the Company on electronic chat rooms or news groups except to post news releases or links in the public domain or as may be required to correct factual errors by posting information which has previously been widely disseminated by the Company. Chat rooms or news groups may be the genesis for rumors about the Company. The Company, its Directors, Officers and employees shall not respond to such rumors on the chat rooms or news groups but should follow the procedure set out below.


6. RUMORS

If a rumor (whether from a chat room, news group or other, non-electronic source) is circulating about the Company and the Company is concerned that it may have a material impact on the market price of The Company's shares, then:

(a) The CEO shall contact Market Surveillance at the Toronto Stock Exchange to advise them of the situation;

(b) The Company shall consider the requirements of issuing a clarifying press release to quell the rumor, in accordance with the provisions of section 2 of this Policy.


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                    SEABRIDGE GOLD'S CODE OF BUSINESS ETHICS
                             INSIDER TRADING POLICY


Directors, Officers and senior managers ("Insiders") are from time to time in possession of information which may constitute an undisclosed material fact. This policy is designed to ensure that Insiders do not use such undisclosed material facts to trade in the Corporation's securities.

                                List of Insiders

The Corporation will maintain a list of individuals including Directors, Officers, senior managers and advisors who will be governed by the Insider Trading Policy ("Designated Insiders").

                                 Prior Clearance

The Board of Directors will designate a senior officer or director of the Corporation to assume the position of Insider Trading Officer. Designated Insiders must obtain prior approval from the Insider Trading Officer prior to buying or selling any of the Corporation's securities including the exercise of options. The Insider Trading Officer may refuse permission to trade if, in his sole judgment, there are undisclosed material facts (see the Fair Disclosure Policy for a definition) or other potentially sensitive developments within the Corporation which Designated Insiders either know or could reasonably be expected to know. The Insider Trading Officer is not required to provide an explanation for his decisions. The CEO will undertake to keep the Insider Trading Officer informed of developments within the Corporation which could impose trading restrictions on Designated Insiders. If in doubt, the Insider Trading Officer will seek the advise of the CEO.

                                No-Trade Periods

The Insider Trading Officer will from time to time advise all Corporation Directors, employees and advisors in writing that they may not trade in the Corporation's securities during a specific time period, with or without explanation. These No-Trade Periods will include the five trading days immediately preceding and two trading days immediately following the issuance of financial statements as well as periods during which the Corporation is involved in sensitive negotiations to conclude such matters as financings, acquisitions or divestitures. All such developments which could constitute undisclosed material facts must be reported to the Insider Trading Officer to determine if a No-Trade Period is appropriate.


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                                   APPENDIX A

                  EXAMPLES OF INFORMATION THAT MAY BE MATERIAL

                    (REPRODUCED FROM NATIONAL POLICY 51-201)


CHANGES IN CORPORATE STRUCTURE

o    changes in share ownership that may affect control of the company

o major reorganizations, amalgamations, or mergers take-over bids, issuer bids, or insider bids

CHANGES IN CAPITAL STRUCTURE

o    the public or private sale of additional securities

o    planned repurchases or redemptions of securities

o planned splits of common shares or offerings of warrants or rights to buy shares

o    any share consolidation, share exchange, or stock dividend

o    changes in a company's dividend payments or policies

o    the possible initiation of a proxy fight

o    material modifications to the rights of security holders


CHANGES IN FINANCIAL RESULTS

o    a significant increase or decrease in near-term earnings prospects

o    unexpected changes in me financial results for any period

o shifts in financial circumstances such as cash flow reductions, malor asset write-offs or write-downs

o changes in the value or composition of the company's assets any material change in the company's accounting policies


CHANGES IN BUSINESS AND OPERATIONS

o any development that effects the Company's resources, technology, products or markets

o a significant change in capital investment plans or corporate objectives

o    major labour disputes or disputes with major contractors or suppliers

o significant new contracts, products, patents, or services or significant losses or contracts or business

o    significant discoveries by resources companies

o changes to the board of Directors or executive management (CEO, CFO, COO or president)

o the commencement of, or developments in, material legal proceedings or regulatory matters

o waivers of corporate ethics and conduct rules for Officers, Directors and other key employees

o    any notice that reliance on a prior audit is no longer permissible

o de-listing of the company's securities or their movement from one quotation system or exchange to another,


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ACQUISITIONS AND DISPOSITIONS

Significant acquisitions or dispositions of assets, property or joint venture interests acquisitions of other companies, including a take--over bid for, or merger with, another company

CHANGES IN CREDIT ARRANGEMENTS

o    the borrowing or lending of a significant amount of money

o    any mortgaging or encumbering of the company's assets

o defaults under debt obligations, agreements to restructure debt, or planning enforcement procedures by a bank or any other creditors

o    changes in rating agency decisions significant new credit arrangement


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